[Reference Translation]

Cooperation Agreement

by and between

China Broadband Limited

and

Jinan Guangdian Jiahe Digital Television Co., Ltd.

December 2006

Table of Contents

Chapter		Page
1	Definitions and Interpretations	2
2	New Co Establishment	5
3	Inter-Company Relationship	8
4	Representations and Warranties	10
5	Covenants	11
6	Conditions Precedent	14
7	Closing	15
8	Effectiveness and Termination	16
9	Events of Breach	17
10	Force Majeure	18
11	Confidentiality	19
12	Miscellaneous	20

Schedules

A.	List of Assets

B.	List of Party B’s Key Staff

C.	List of Governmental Authorizations

Cooperation Agreement

[Reference Translation]

This Cooperation Agreement (Agreement) is entered into on this [26] day of December 2006 in [Jinan], People’s Republic of China (PRC)

by and between

(1)
China Broadband Limited (Party A), a Cayman Islands company with its registered address at [1900 Ninth Street Suite 300 Boulder, CO 80302], the legal representative of which is Stephen Cherner, a United States of America (USA) citizen; and

(2)
Jinan Guangdian Jiahe Digital Television Co., Ltd. (Party B), a PRC company with its registered address at [No.32, Jing Shi Yi Road] Jinan, PRC, the legal representative of which is Jiang Bing, a PRC citizen.

RECITALS

A.	Party B is engaged inter alia in the provision of the Business (as defined below) and has obtained the licenses necessary to operate the Business in the PRC.

B.	Party B desires to spin off the Assets (as defined below) to establish with Party A’s Affiliate a new company (New Co) which will cooperate with Party B on the Business.

C.	The parties signed a letter of intent outlining the above on 9 August 2006.

NOW, THEREFORE, the parties agree as follows:

Chapter I Definitions and Interpretations

1.1	Definitions

Unless otherwise indicated, the following terms in this Agreement shall have the meanings set forth below:

Affiliate
in relation to an entity, means a company:

(a)  in which the entity holds, directly or indirectly, at least 10% of the equity interest or voting rights;

(b)  which is a Subsidiary of the entity’s Parent Company;

Cooperation Agreement

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(c)  which owns or controls, directly or indirectly, any equity interest or voting rights of the Parent Company of the entity; or

(d)  which is a Subsidiary of the Parent Company of the entity described in (c) above;

Appraisal	the appraisal on the Assets conducted by a qualified appraisal agent hired by Party B;

Assets	any assets relating to the operation of the Business, as listed in Schedule A; for avoidance of doubt, the total net value of the Assets shall be no less than RMB 83,918,200;

Business
the access services with respect to the wired broadcasting/television broadband, wireless broadband, digital private lines, data transmission, website, Internet content services and Internet value-added services; and other wired and digital television value-added services agreed upon by the parties

Closing
the date of fulfillment of all the conditions precedent listed in Article 6.1 (unless waived in accordance with Article 6.2.3) which shall occur no later than [February 15th ] 2007, unless extended in accordance with Article 6.2.2;

Deposit	as defined in Article 8.2;

Exclusive Cooperation Agreement	as defined in Article 3.1;

Force Majeure
any earthquake, storm, fire, flood, war or other significant event of natural or human-caused disaster arising after signing hereof which is unavoidable, not possible to overcome, beyond the control of either party and prevents the total or partial performance of this Agreement by either party;

Governmental Authorizations	as defined in Article 4.2.5;

Cooperation Agreement

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Hong Kong	as defined in Article 12.4.2.2;

Networks Center	Jinan Broadcasting and Television Information Networks Center, which holds 48% equity of Party B’s equity interest;

Parent Company	in relation to an entity, means an entity of which a company is a Subsidiary (as defined below);

PRC Law
all laws and legislation of the PRC that are in effect, including laws, regulations, resolutions, decisions, decrees and orders of government agencies and other documents of a legislative, administrative or judicial nature;

RMB	Renminbi, the lawful currency of the PRC;

Subsidiary	in relation to an entity, means an entity in which another company holds, directly or indirectly, 50% or more of the entity’s total equity interest or voting rights;

Tax
all forms of taxation, including enterprise income tax, business tax, value-added tax, stamp duty and individual income tax levied by the PRC tax authorities pursuant to PRC Law, as well as any penalty, surcharge or fine in connection therewith;

Trade Secret
any information relating to this Agreement or the parties, including any information regarding costs, technologies, financial contracts, future business plans and any other information deemed by the parties to be confidential, and which is unknown by the public, has practical value and is of economic benefit to the relevant party;

Transaction Documents	all documents that require signing under PRC Law in order to complete the transactions contemplated under this Agreement;

Transferred Staff	as defined in Article 2.4.1;

USD	United States Dollar, the lawful currency of the United States of America.

Cooperation Agreement

[Reference Translation]

1.2	Interpretations

All headings used herein are for reference purposes only and do not affect the meaning or interpretation of any provision hereof. Any reference herein to an Article, Chapter or Schedule is to an article, chapter or schedule of this Agreement. The use of the plural shall include the use of the singular, and vice versa. Unless otherwise indicated, a reference herein to a day, month or year is to a calendar day, month or year. A reference to a business day is to a day on which commercial banks are open for business in the PRC. The use of the masculine shall include the use of the feminine, and vice versa. The term “including”, shall mean “including without limitation”.

Chapter II New Co Establishment

2.1	Asset Appraisal

2.1.1 Party B shall, at its own expense, hire a qualified appraisal agent to conduct the Appraisal.

2.1.2 Party B covenants that the Appraisal shall be completed no later than   20th  December 2006.

2.2	Establishment of New Co

2.2.1	As soon as practicable after the completion of the Appraisal, Party B shall contribute the Assets to the New Co.

2.2.2
The registered capital of the New Co shall be RMB 83,918,200. Party A shall contribute to the New Co cash equivalent of RMB 42,798,300 in installments, and shall enjoy 51% equity interests in the New Co. Party B shall contribute the Assets to New Co and shall be entitled to 49% equity interests in the New Co.

2.2.3
Party B’s contribution of the Assets to the New Co’s registered capital shall be made in accordance with the appraised value of the Assets as stated in the Appraisal report, and shall be made as soon as practicable after completion of Approval.

2.2.4
The New Co’s business scope shall include the provision of wired broadcasting/television broadband and wireless broadband access services, data transmission via private networks, Internet content and website services, consulting, software, system integrity, project consignment and other digital television value-added services agreed by the parties. The business scope of the New Co. shall be subject to the examination and approval of the governmental authorities.

Cooperation Agreement

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2.3	Governmental Approvals

Party B shall, at its own expense, obtain any and all prior approvals, consents and (or) certificates and make all filings, necessary under PRC Law for the establishment of the New Co. The relevant fees shall be allocated in accordance with the parties’ respective shares of equity interests in the New Co.

2.4	Retention / Dismissal of Employees

2.4.1
Party B shall provide Party A with written notice as to which of Party B’s employees will be retained by the New Co (Transferred Staff), which personnel shall include the key staff members listed in Schedule B. Such list shall be subject to the confirmation of the parties.

2.4.2	Party B shall be responsible for any costs related to any labor disputes that may arise at any time from Transferred Staff in respect of their employment relationship with Party B.

2.4.3
Party B shall ensure that any arrangement which it makes with the Transferred Staff shall not give rise to or result in any adverse impact on the employee relations, business, reputation, operations or financial or Tax position of Party B or the New Co.

Party B shall ensure that, in connection with the said arrangements, no commitment will be made, and no obligation or liability will be incurred, by the New Co.

In the event that there is any such commitment, obligation or liability (including liability in relation to Tax) in respect of the New Co, Party B shall indemnify the New Co against all losses, claims, damages, costs and expenses arising therefrom.

2.4.4
Party B shall make its best efforts to encourage the Transferred Staff to enter into standard employment contracts with the New Co, or sign secondment agreements (containing non-competition and confidentiality commitments) with the Transferred Staff to second the Transferred Staff to the New Co that are satisfactory to Party A.

Cooperation Agreement

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2.5	Corporate Governance

2.5.1	The New Co shall establish a board of directors, consisting of 5 directors. Party A shall appoint 3 directors and Party B shall appoint 2 directors.

2.5.2
The chairman of the New Co’s board shall be appointed by Party B, and the general manager and the financial manager shall both be appointed by Party A’s Affiliate. The parties agree that the first chairman shall be the director of the Networks Center.

2.5.3	The New Co’s board shall review the details of corporate governance as described above and amend the same (if necessary) at any time after the 1 year anniversary of the New Co’s establishment.

2.6	Profit Consolidation

Party B agrees that Party A’s Affiliate may consolidate the New Co’s profits for purposes of financial reports as permitted under applicable laws.  For this purpose, Party B agrees to amend the documents relating to the New Co (including the articles of association) if and when necessary.

Chapter III  Inter-Company Relationship

3.1	Exclusive Cooperation Agreement

As soon as practicable after the establishment of the New Co, Party B shall sign, and cause Networks Center to sign, an exclusive cooperation agreement (Exclusive Cooperation Agreement) with the New Co for a term of 20 years.

3.2	Cooperative Scope

3.2.1
Party B shall, and shall cause Networks Center to, provide full support and favorable treatment to the New Co with respect to the Business, including causing Networks Center to provide the New Co with mainline, tube, CM physical transmission tube and the favorable treatment on usage of redundant fibers in cable television networks. The details thereof shall be subject to the separate negotiation.

3.2.2
Party B shall provide, and shall cause the Networks Center to provide, the New Co with the favorable treatment of using its server room, business hall, office, project construction services and client service center. In addition, Party B shall, and shall cause Networks Center to, share their respective resources with the New Co.

Cooperation Agreement

[Reference Translation]

3.2.3
Party B shall, and shall cause the Networks Center to guarantee for the New Co, during the promotion of inter-active digital television business by Party B and the Networks Center, to implement the Internet access services (IP or CM) provided by the New Co as the re-transmission tube in priority, Party B and the Networks Center reach exclusive cooperation with the New Co on CM broadband access services. The Networks Center must guarantee smoothness of the two-way networks. The New Co shall pay the Networks Center the CM maintenance fee according to certain failure rate.

3.2.4	The maintenance fee for IP networks and private networks shall be paid by the New Co to the maintenance provider in broadcasting/television system.

3.3	Revenue Transfer

All the pre-Tax revenues (less the relevant turnover tax) of Party B generated during the 20-year period of the Exclusive Cooperation Agreement and relating to the Business shall be paid by Party B to the New Co as service fees under the Exclusive Cooperation Agreement.

If the parties need to adjust the specific financial arrangement of the revenue transfer under this revenue transfer framework, such as paying all the pre-Tax revenues to the New Co after reduction of direct cost (such as broadband telecommunication fee), Party B will make its best efforts to cooperate with the New Co on the revenue transfer hereof under the premise of compliance with relevant rules.

3.4	Exclusivity

3.4.1
With respect to the transactions or services under the Exclusive Cooperation Agreement, Party B shall not, and shall cause its shareholders to not, directly or indirectly (through agents or otherwise), encourage or solicit any inquiries or accept any proposals by, or engage in any discussions or negotiations with or furnish any information to, any other person or entity concerning any transactions or services under the Exclusive Cooperation Agreement.

3.4.2
If Party B or any of its shareholders receives any proposal or other communication from a third party relating to a proposed cooperation relating to any aspect of the Business, Party B will promptly communicate to Party A the substance thereof.  Party B will cause its shareholders to observe the terms of this Article 3.4, and Party B will be responsible for any breach of this Article 3.4 by any of its shareholders.

Cooperation Agreement

[Reference Translation]

Chapter IV Representations and Warranties

4.1	Joint Representations and Warranties

Each of the parties represents and warrants that:

4.1.1	it has all necessary power and authority to execute, deliver and perform this Agreement and all Transaction Documents to which it is a party;

4.1.2	the execution and performance of this Agreement and any Transaction Documents to which it is a party have been duly and validly authorized by all necessary corporate action; and

4.1.3
the execution, delivery and performance of this Agreement or any Transaction Documents to which it is a party will not contravene, conflict with, or result in a violation of any provision of its organizational documents or any contract, agreement, understanding, other legal arrangement, law or order to which it is subject.

4.2	Representations and Warranties of Party B

Party B further represent and warrant to Party A that:

4.2.1	the Assets are free from any encumbrances;

4.2.2	there is no lawsuit, third party claim, order or investigation pending against itself relating to the Assets or Business by any third party, court, or governmental or arbitral body;

4.2.3	all agreements with third parties, including employees and customers, have at all times been honored completely and timely by itself;

4.2.4	the Assets constitute all of the assets used in or necessary for the operation of the Business; and

4.2.5
all consents, approvals, permits and filings (Governmental Authorizations, including the items as listed in Schedule C) required under PRC Law for the due and proper operation of the Business, have been duly obtained from the appropriate authorities and are in full force and effect.  For the avoidance of doubt, the Governmental Authorizations include any and all requirements of any governmental body, including the registrations with the Ministry of Information Industry, the State Administration of Radio, Film and Television, the State Administration of Industry and Commerce, tax bureaus, customs authorities, and the local counterpart of each of the aforementioned governmental bodies.

Cooperation Agreement

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4.3	Independent Effect

The representations and warranties shall be separate and independent and, save as expressly provided, shall not be limited by reference to any of the other representations and warranties or anything in this Agreement.

Chapter V Covenants

5.1	Transferred Staff

In respect of the Transferred Staff, Party B shall:

5.1.1	fully settle any severance payments with the Transferred Staff, as required by PRC Law;

5.1.2
make all required social security contributions for the Transferred Staff in full and on time, or attend to all necessary procedures to obtain exemptions or waivers of such obligations from relevant government authorities and (or) the Transferred Staff to the extent necessary, to ensure that the Transferred Staff may be employed by the New Co;

5.1.3	fully pay all wages, allowances, subsidies (including medical subsidies), bonuses or other outstanding payments or benefits to all of the Transferred Staff; and

5.1.4	withhold, file and pay the individual income tax payable on wages, bonuses, allowances, subsidies, or other payments or benefits received in respect of the Transferred Staff.

5.2	Assets / New Co

At any time prior to Closing, Party B covenants that it shall not, without the prior written consent of Party A:

5.2.1
create or permit to arise any lien, encumbrance, pledge, mortgage or any security or other third party right or interest on or in respect of any of the Assets or grant or issue, or agree to grant or issue, any guarantee thereover;

Cooperation Agreement

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5.2.2	enter into any transaction or arrangement with respect to the Assets;

5.2.3	depart from the ordinary course of Party B or the New Co’s daily business operations in either of the following respects:

5.2.3.1	it will not enter into any agreements or materially modify or terminate any agreements related to the Business; and

5.2.3.2
it will not enter into any agreements relating to the Business, signed after the date hereof, where the value or consideration of the proposed agreement exceeds USD[1,000] or has a term of more than [3] months, unless Party A provides its prior written consent, which, for the purpose of this Article, shall include consent by e-mail.

5.2.4
increase or agree to increase the remuneration (including bonuses, commissions and benefits in kind) of any of the members of the board of directors or employees of the New Co or provide or agree to provide any gratuitous payment or benefit to any such person or any of their dependents; or

5.2.5	enter into any agreement or arrangement to, or grant any power of attorney or otherwise authorize any other person to, do any of the above.

5.3	Transactions

In respect of the transactions contemplated under this Agreement, Party B shall, using its own expenses, obtain all necessary consents, approvals or authorizations of, or make all necessary declarations, filings or registrations with, any governmental authority in connection with the execution, delivery and performance of this Agreement and any Transaction Documents to which it is a party.

Cooperation Agreement

[Reference Translation]

5.4	Governmental Authorizations

5.4.1
Party B shall, using its own expenses, ensure that the annual inspection and (or) renewal of Governmental Authorizations (where applicable) are duly and timely made and all Governmental Authorizations are in full force and effect throughout the term under the Exclusive Cooperation Agreement as described in Article 3.1 and any terms extended by the parties thereunder.

5.4.2	Immediately after PRC Law permits, Party B shall use its best efforts to, cause the New Co to obtain the Governmental Authorizations required for the operation of the Business.

5.5	Business

5.5.1	Party B agrees to use its best commercial efforts to continue operating the Business until the parties agree otherwise.

5.5.2	Within 1 year after the establishment of the New Co, the parties to the New Co shall provide working capital support for the New Co, if it is in need of the same.

5.6	Non-Competition

After Closing, Party B shall not, and shall cause its shareholders to not, without the prior written approval of Party A, invest in or manage any business that competes directly (or indirectly) with the Business nor shall it employ, recruit or attempt to recruit any of the Transferred Staff.

5.7	Indemnification by Party B

Party B hereby unconditionally and irrevocably agrees to indemnify in perpetuity Party A and its Affiliates and Subsidiaries and hold them harmless from and against all losses, claims, damages, expenses (including legal expenses) and liabilities which they may sustain, suffer or incur in connection with the transactions contemplated under this Agreement and as a result of any breach of this Agreement or the Transaction Documents.

Cooperation Agreement

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5.8	Notification by Parties

Each party shall forthwith notify the other party upon becoming aware of any event that may show, reveal or cause any of the representations or warranties to be incorrect, untrue, misleading or breached in any material respect or that may have any material adverse effect on the assets or liabilities of the notified party.

Chapter VI Conditions Precedent

6.1	Conditions Precedent

Closing is subject to the satisfaction of all of the following conditions precedent:

6.1.1	the execution and delivery of the Transaction Documents by all the parties thereto;

6.1.2	the representations and warranties of Party B remaining true and accurate and being fully adhered to in all material respects at the time of Closing;

6.1.3	the due completion of Party B’s covenants under Articles 5.1, 5.2 and 5.3; and

6.1.4	Party B having no less than 40,000 customers with respect to the Business.

6.2	Satisfaction and Waiver of Conditions Precedent

6.2.1
Party B shall notify Party A upon satisfaction of all of the conditions precedent described in Article 6.1 thereafter within 3 business days. Within 3 business days after the said notification, Party A shall confirm the same in writing to Party B. Closing shall then be arranged within 3 business days after receipt of Party A’s confirmation.

6.2.2
In the event that the conditions precedent set forth in Article 6.1 are not fulfilled (or waived as provided in Article 6.2.3) on or before [30 March 2007], or such later date as the parties may agree, this Agreement (except Chapter 11, and Articles 12.3 and 12.4) shall become null and void and be of no further effect whatsoever and all the obligations and liabilities of the parties hereunder shall cease and terminate (save for any antecedent breaches of this Agreement).

Cooperation Agreement

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6.2.3	One or more of the conditions precedent listed in Article 6.1 may be waived by Party A at its sole discretion by sending a notice in writing to Party B.

Chapter VII Closing

7.1	Closing

Subject to the conditions precedent having been fulfilled (or waived as provided in Article 6.2.3), Closing shall be completed within 1 month after the execution of this Agreement. Closing shall be held at the Beijing offices of TransAsia Lawyers (Suite 2218, China World Tower 1, No. 1 Jianguomenwai Avenue, Beijing, PRC) or at such other location as the parties agree.

At Closing, to the extent not previously executed and delivered, the parties shall execute and deliver, and shall cause any of the other parties thereto to execute and deliver, the Transaction Documents.

7.2	Payment of price

Party A or its Affiliate shall pay the price after Closing in accordance with the following arrangements:

7.2.1	As soon as possible after the Closing, pay USD equivalent to RMB 20,000,000, which amount shall include the Deposit that Party A has paid in accordance with Article 8.2;

7.2.2
Within 9 months after the Closing, upon the fulfillment of Party B’s responsibilities under Article 5.1 to 5.6 and any other conditions agreed by the parties afterward, pay USD equivalent to RMB 22,798,300;

7.2.3	The price mentioned above shall be paid in USD. The exchange rate shall be calculated based on the median rate published by People’s Bank of China of the prior day.

Chapter VIII Effectiveness and Termination

8.1	Effective Date

This Agreement shall be effective upon the date of its signing by the parties.

8.2	Deposit

Within 5 business days after the effectiveness of this Agreement, Party A shall pay a USD100,000 deposit (Deposit) to Party B.  The Deposit will be applied against the price under Article 7.2.  Party B will return the Deposit to Party A (or its Affiliate) if this Agreement is terminated for any reason other than if due solely to Party A’s breach of any provisions under this Agreement.

Cooperation Agreement

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8.3	Termination

8.3.1
This Agreement shall terminate with immediate effect if the parties cannot complete the negotiation and execution of the agreements necessary for the transactions contemplated under this Agreement above within 90 days after the execution hereof unless such period is extended by the parties.

8.3.2	This Agreement may be terminated with immediate effect by any party by means of written notice to the other party under any of the following circumstances:

8.3.2.1
where Closing has not occurred on or before 30 March 2007, provided, however, that the right to terminate this Agreement shall not be available to any party whose failure in any material respect to fulfill any obligation under this Agreement shall have been the cause of the failure for any condition precedent to Closing to be satisfied;

8.3.2.2	where the other party has committed a breach of this Agreement, as described in Article 9.1;

8.3.2.3
where the other party becomes insolvent, if an order is made or resolution passed for the administration, winding-up or dissolution of any party (otherwise than for the purposes of a solvent corporate reconstruction), if an administrative or other receiver, manager, liquidator, administrator, trustee or similar officer is appointed over all or a substantial part of the assets of such other party, or if such other party enters into or proposes any composition or arrangement with its creditors generally analogous to the foregoing; or

8.3.2.4	where Force Majeure prevails for a period of 30 days or more and has a material adverse effect on this Agreement.

Cooperation Agreement

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8.4	Consequence Upon Termination

Upon termination hereof, this Agreement shall be of no further effect and no party shall have any right against any of the other parties in connection with this Agreement; provided, however, that nothing herein shall relieve any party of any liability before the termination of this Agreement.

Chapter IX Events of Breach

9.1	Events of Breach

The occurrence of any of the following events shall constitute a breach of this Agreement:

9.1.1
either party has materially breached the terms hereof or has failed to perform in any material respect its obligations hereunder, and such breach or nonperformance has not been remedied within a period of 10 days after receipt of the other party’s written notice requesting such remedy; and

9.1.2	any representation or warranty made by either party shall prove to have been or become false or misleading in any material respect.

9.2	Liabilities for Breach

Where either party commits a breach of this Agreement, it shall be liable to compensate the other party for any and all damages caused to it as a result of the breach, excluding indirect or consequential damages.

Chapter X Force Majeure

10.1	Consultation

In the event of Force Majeure, the parties shall promptly consult with each other to find a solution to the situation.

Cooperation Agreement

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10.2	Relief from Obligations

Should the occurrence of a Force Majeure result in either party’s failure to perform its obligations under this Agreement in whole or in part, that party may, unless otherwise stipulated by law, be exempted from performing those obligations to the extent of the effect of the Force Majeure in question.

10.3	Suspension of Performance

Subject to this Chapter 10, the party affected by Force Majeure may suspend the performance of its obligations under this Agreement to the extent and for the duration thereof until the effect of the Force Majeure no longer operates. However, that party shall exert its best efforts to remove any impediments resulting from the Force Majeure and to minimize to the greatest possible extent any damages incurred. With the agreement of the parties, the term of this Agreement shall be extended by the period of such suspension without penalty to either party.

10.4	Written Evidence

The party claiming Force Majeure shall, as soon as possible after the occurrence of the Force Majeure, inform the other party of the situation and specify the reason for its failure to perform this Agreement, so as to minimize the damages inflicted upon that party, and shall provide the other party with written evidence, certified by the relevant government authority, of the occurrence of the Force Majeure.

10.5	Non-Exemption

A party shall not be exempted from performing its obligations under this Agreement where Force Majeure occurs following the delay by that party to perform such obligations.

Chapter XI Confidentiality

11.1	Non Disclosure

From the date hereof until 5 years hereafter, neither party shall disclose or communicate to any person, other than to their respective employees and affiliates for the sole purpose of implementing the agreements contemplated hereunder or as instructed by the other parties, any Trade Secret which may be within or may come into its knowledge.

Cooperation Agreement

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11.2	Breach of Obligations

The parties shall take all necessary measures (including the signing of confidentiality agreements) to ensure that their respective directors, employees, agents, contractors, suppliers and advisors also comply with the confidentiality obligations set forth in this chapter, and shall arrange for the summary dismissal without compensation of any such person who breaches these obligations.

11.3	Exceptions

The disclosure of a Trade Secret by either party shall not be deemed to be in breach of this Chapter if any of the following circumstances apply:

11.3.1	the information is in the public domain at the time of disclosure;

11.3.2	the information is disclosed pursuant to the prior written agreement of the parties;

11.3.3	the information is required by any government authority or law to which a party, or its Affiliate, is subject; or

11.3.4	the information is provided to any director, employee, agent, contractor, supplier or advisor of an Affiliate in the ordinary course of business pursuant to the prior written agreement of the parties.

Chapter XII Miscellaneous

12.1	Copies

12.1.1
This Agreement shall be executed in 2 sets of original, in the English and Chinese languages, with 1 set of original for each party. If the 2 versions are inconsistent, the Chinese language version shall bind.

12.1.2
This Agreement may be executed in 1 or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute 1 and the same instrument.

Cooperation Agreement

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12.2	Notice

All notices and communications (except for the prior consent issued under Article 6.2.4.2) between the parties shall be made in writing and in the English and Chinese languages by fax, delivery in person (including courier service) or registered airmail letter to the appropriate correspondence addresses set forth below:

If to Party A:

Address:	[1900 Ninth Street Suite 300]
Telephone:	[001-303-449-7733]
Fax:	[001-303-449-7799]
Attention:	[Stephen P. Cherner]

If to Party B:

Address:	[No.32, Jing Shi Yi Road, Jinan ]
Telephone:	[86531-85655255]
Fax:	[86531-82953142]
Attention:	[Bing, Jiang]

The time of receipt of the notice or communication shall be deemed to be:

12.2.1
if by fax, at the time displayed in the corresponding transmission record, unless such facsimile is sent after 5:00 p.m. or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

12.2.2	if in person (including courier service), on the date that the receiving party signs for the document; or

12.2.3	if by registered mail (including express mail), 7 days after the issuance of a receipt by the post office.

12.3	Governing Law

The formation of this Agreement, its validity, interpretation, execution and settlement of disputes hereunder will be governed by PRC Law.

12.4	Dispute Resolution

12.4.1	If any dispute arises out of or in connection with this Agreement, the parties shall attempt in the first instance to resolve such dispute through friendly consultation or mediation.

Cooperation Agreement

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12.4.2	If the dispute cannot be resolved in the above manner within 30 days after the commencement of consultations, either party may submit the dispute to arbitration as follows:

12.4.2.1
all disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a sole arbitrator appointed in accordance with those rules; and

12.4.2.2
the place of the arbitration shall be Hong Kong Special Administration Region of the PRC (Hong Kong) and the arbitration shall be conducted in the English language, with the arbitral award being final and binding upon the parties. If either party cannot travel to Hong Kong to attend a hearing or other meetings in respect of the arbitration, the parties agree that such hearing or meeting shall take place in Shanghai, PRC. The cost of arbitration shall be allocated as determined by the arbitrator. Any award rendered by the arbitrator shall be enforced by any court having jurisdiction upon the losing party or its assets in accordance with the Convention on the Recognition and Enforcement of Foreign Arbitral Awards (1958).

12.4.3	When any dispute is submitted to arbitration, the parties shall continue to perform their obligations under this Agreement.

12.5	Waiver

No failure or delay on the part of either party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of such right or acquiescence in any breach of any representation, warranty, covenant or agreement herein, nor shall any single or partial exercise or waiver of any such right preclude other or further exercise thereof or of any other right.

12.6	Prior Agreement

This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter and, along with the Transaction Documents, constitutes the entire agreement between the parties with respect to its subject matter.

Cooperation Agreement

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12.7	Amendment

No amendment or other modification of this Agreement shall be effective unless the same shall be in writing and signed by an authorized representative of both parties, and then such amendment or other modification shall be an integral part of, and have the same effectiveness as, this Agreement.

12.8	Assignment

Neither party may assign any of its rights and/or obligations under this Agreement without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of, the successors, heirs, personal representatives, executors and permitted assigns of the parties.

12.9	Severability

Where any provision of this Agreement is subject to dispute or is determined by a competent court, arbitral body or government organization to be invalid or unenforceable, the remainder of this Agreement shall continue in full force and effect.

12.10	Cost and Expense

Except as otherwise expressly set forth herein or in any related documents, all fees, costs and expenses incurred in connection with the negotiation, execution, delivery and performance of this Agreement and the Transaction Documents shall be paid by the party or parties incurring such fees, costs or expenses.

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Cooperation Agreement

[Reference Translation]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement on the date first above written.

China Broadband Limited

By:

Name: Yue, Pu
Title: Authorized Representative

Jinan Guangdian Jiahe Digital Television Co., Ltd.

By:

Name: Jiang Bing
Title: Legal Representative
Company Seal:

Cooperation Agreement

[Reference Translation]

Schedule A

List of Assets

Cooperation Agreement

[Reference Translation]

Schedule B

List of Party B’s Key Staff

Cooperation Agreement

[Reference Translation]

Schedule C

List of Governmental Authorizations

1.	Operating Permit for Value-added Telecoms Business (Information services) (增值电信业务经营许可证（信息服务业务）);

2.	Operating Permit for Value-added Telecoms Business (Internet access services) (增值电信业务经营许可证（因特网接入服务业务）);

3.	Operating Permit for Radio and Television Program Transmission Services (广播电视节目传送业务经营许可证); and

4.	Operating Permit for Radio and Television Program Production (广播电视节目制作经营许可证).

Cooperation Agreement